 FOR IMMEDIATE RELEASE                                                                                                   NEWS

August 7, 2014                                                                                                   NYSE MKT: GORO

GOLD RESOURCE CORPORATION REPORTS SECOND QUARTER NET INCOMEOF $7.8 MILLION, OR  $0.14 PER SHARE; MAINTAINS 2014 PRODUCTION OUTLOOK

COLORADO SPRINGS – August 7,  2014 –  Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) reported production results for the second quarter ended June 30, 2014 of 24,172 ounces precious metal gold equivalent (AuEq) (calculated at actual sales price ratio of 67:1), which generated $33.7 million in revenues and net income of $7.8 million for the quarter, while decreasing its total cash cost per ounce AuEq by 32% over the second quarter of 2013. Gold Resource Corporation is a gold and silver producer with operations in the southern state of Oaxaca, Mexico.  The Company has returned over $98 million to shareholders in monthly dividends since commercial production commenced July 1, 2010, and offers shareholders the option to convert their cash dividends and take delivery in physical gold and silver.

2014  Q2 HIGHLIGHTS

•	24,172 ounces AuEq mill production
•	20,647 ounces AuEq sold
•	$438 total cash cost per ounce AuEq (after by-product credits and including 5% royalty)
•	32% decrease in total cash cost per ounce AuEq from Q2 2013
•	$19.4 million Cash Flow from Mine Site Operations
•	$7.8 million net income, or $0.14 per share
•	$1.6 million dividend distributions, or $0.03 per share for quarter
•	$10.2 million Cash and Cash Equivalents increase from prior quarter to $29.6 million
•	1,098 tonnes milled per day, a 27% increase over 2013 annual average
•	$8.5 million by-product credits, or $411 per ounce AuEq sold

Overview of Q2 2014 El Aguila Project Results

Gold Resource Corporation’s El Aguila Project produced 24,172 ounces AuEq at a total cash cost of $438 per ounce.  Realized average metal price sales during the quarter were $1,276 per ounce gold and $19 per ounce silver.  Net income totaled $7.8 million, or $0.14 per share.  Cash Flow from Mine Site Operations totaled $19.4 million.  The Company paid $1.6 million to shareholders in dividends or $0.03 per share during the quarter.  Cash and cash equivalents at quarter end totaled $29.6 million, increasing 98% during the first six months of 2014.  Gold and silver prices decreased 7.9% and 17.4%, respectively, from the second quarter of 2013.

“The Company delivered strong second quarter operating results with production increasing 2%  compared to first quarter, and increasing 17% over second quarter of 2013,” stated Gold Resource Corporation’s CEO and President, Mr. Jason Reid.  “Total cash costs of $438 per precious metal gold equivalent ounce sold, calculated after by-product credits and including royalties, was 32% lower than second quarter of 2013.  The Aguila Project continues to generate profits even in today’s lower precious metal price environment, allowing the Company to invest in its

Oaxaca Mining Unit, build its treasury, and distribute monthly dividends to our shareholders.  The Company remains on track to meet its annual production outlook of 85,000 to 100,000 ounces of precious metal gold equivalent.”

Below is a table of the key production statistics for our El Aguila Project during the three and six months ended June 30, 2014 and 2013:

Production and Sales Statistics - La Arista Underground Mine
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Production Summary
Milled:
Tonnes Milled	99,876	72,740	204,225	148,924
Tonnes Milled per Day	1,098	808	1,128	823
Grade:
Average Gold Grade (g/t)	3.41	3.83	3.33	3.75
Average Silver Grade (g/t)	315	349	300	347
Average Copper Grade (%)	0.40	0.38	0.37	0.39
Average Lead Grade (%)	1.34	1.12	1.28	1.11
Average Zinc Grade (%)	3.18	2.61	3.31	2.70
Recoveries:
Average Gold Recovery (%)	93	90	92	89
Average Silver Recovery (%)	93	92	92	92
Average Copper Recovery (%)	79	72	79	78
Average Lead Recovery (%)	75	70	73	70
Average Zinc Recovery (%)	82	74	82	77
Mill production (before payable metal deductions)(1)
Gold (ozs.)	10,205	8,015	20,163	15,913
Silver (ozs.)	940,268	747,646	1,819,226	1,525,317
Copper (tonnes)	314	202	606	450
Lead (tonnes)	994	573	1,923	1,159
Zinc (tonnes)	2,603	1,405	5,523	3,081
Payable metal sold
Gold (ozs.)	8,328	7,297	16,914	16,250
Silver (ozs.)	829,351	755,746	1,595,886	1,618,898
Copper (tonnes)	264	194	523	499
Lead (tonnes)	922	496	1,734	1,139
Zinc (tonnes)	2,249	1,180	4,407	2,915
Average metal prices realized (2)
Gold (oz.)	$1,276	$1,386	$1,286	$1,530
Silver (oz.)	$19	$23	$20	$27
Copper (tonne)	$6,742	$7,114	$6,840	$7,652
Lead (tonne)	$2,109	$2,127	$2,101	$2,308
Zinc (tonne)	$2,116	$1,848	$2,083	$2,030
Precious metal gold equivalent ounces produced (mill production)(1)(4)(5)
Gold Ounces	10,205	8,015	20,163	15,913
Gold Equivalent Ounces from Silver	13,967	12,559	27,733	27,086
Total Precious Metal Gold Equivalent Ounces	24,172	20,574	47,896	42,999
Precious metal gold equivalent ounces sold(3)(4)(5)
Gold Ounces	8,328	7,297	16,914	16,250
Gold Equivalent Ounces from Silver	12,319	12,695	24,327	28,748
Total Precious Metal Gold Equivalent Ounces	20,647	19,992	41,241	44,998

Total cash cost (before by-product credits) per precious metal gold equivalent ounce sold (including royalties) (3)	$849	$876	$828	$822
Total cash costs, after by-product credits, per precious metal gold equivalent ounce sold (including royalties) (3)	$438	$645	$430	$547

(1)

Mill production represents metal contained in concentrates produced at the mill, which is before payable metal deductions are levied by the buyer of our concentrates. Payable metal deduction quantities are defined in our contracts with the buyer of our concentrates and represent an estimate of metal contained in the concentrates produced at our mill, for which the buyer cannot recover through the smelting process. There are inherent limitations and differences in the sampling method and assaying of estimated metal contained in concentrates that are shipped, and those contained metal estimates derived from sampling methods and assaying throughout the mill production process.  The Company monitors these differences to ensure that precious metal mill production quantities are materially correct.

(2)

Average metal prices realized vary from the market metal prices due to out of period settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

(3)

A reconciliation of this Non-GAAP measure to total mine cost of sales, the most comparable U.S. GAAP measure, can be found in Management’s Discussion and Analysis contained in the report on Form 10-Q for the period ended June 30, 2014 filed with the Securities and Exchange Commission.

(4)

Precious metal gold equivalent mill production for the three months ended June 30, 2014 of 24,172 ounces differs from gold equivalent ounces sold for the same period of 20,647 due principally to buyer (smelter) concentrate processing deductions of approximately 3,341 gold equivalent ounces and an increase in gold equivalent ounces contained in ending inventory of approximately 184 ounces.

(5)

Precious metal gold equivalent mill production for the six months ended June 30, 2014 of 47,896 ounces differs from gold equivalent ounces sold for the same period of 41,241 principally due to buyer (smelter) concentrate processing deductions of approximately 5,459 gold equivalent ounces and an increase in gold equivalent ounces contained in ending inventory of approximately 1,196 ounces.

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital.  The Company has 100% interest in six potential high-grade gold and silver properties in Mexico’s southern state of Oaxaca.  The Company has 54,179,369 shares outstanding and no warrants.  Gold Resource Corporation offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery.  For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com

See Accompanying Tables

The following information summarizes the results of operations for Gold Resource Corporation for the three and six months ended June 30, 2014 and 2013, its financial condition at June 30, 2014 and December 31, 2013 and its cash flows for the six months ended June 30, 2014 and 2013.  The summary data for the three and six months ended June 30, 2014 is unaudited; the summary data for the year ended December 31, 2013 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2013, but do not include the footnotes and other information that is included in the complete financial statements.  Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure.  Please see "Management's Discussion and Analysis and Results of Operation" contained in the Company’s most recent Form 10-Q and Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

GOLD RESOURCE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
for the three and six months ended June 30, 2014 and 2013
(U.S. dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Sales of metals concentrate, net	$33,669	$26,660	$64,821	$68,971
Mine cost of sales:
Production costs	14,801	14,931	29,021	30,642
Depreciation and amortization	1,044	557	1,789	1,093
Reclamation and remediation	-	28	-	57
Total mine cost of sales	15,845	15,516	30,810	31,792
Mine gross profit	17,824	11,144	34,011	37,179
Costs and expenses:
General and administrative expenses	2,249	3,457	5,262	7,842
Exploration expenses	1,597	2,806	2,885	6,105
Facilities and mine construction	-	5,649	-	11,654
Total costs and expenses	3,846	11,912	8,147	25,601
Operating income (loss)	13,978	(768)	25,864	11,578
Other income (expense)	214	(1,862)	683	(1,898)
Income (loss) before income taxes	14,192	(2,630)	26,547	9,680
Provision (benefit) for income taxes	6,384	(1,257)	11,613	3,667
Net income (loss)	$7,808	$(1,373)	$14,934	$6,013
Other comprehensive income (loss):
Currency translation gain	-	(45)	-	(11)
Comprehensive income (loss)	$7,808	$(1,418)	$14,934	$6,002
Net income (loss) per common share:
Basic:	$0.14	$(0.03)	$0.28	$0.11
Diluted:	$0.14	$(0.03)	$0.27	$0.11

Weighted average shares outstanding:
Basic	54,179,369	53,272,776	54,057,822	52,977,712
Diluted	54,556,217	53,272,776	54,629,512	55,434,474

GOLD RESOURCE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except shares)

	June 30,	December 31,
	2014	2013
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$29,627	$14,973
Gold and silver bullion	3,785	3,801
Accounts receivable	6,083	2,307
Inventories	6,358	7,468
Income taxes receivable	-	6,488
Deferred tax assets	3,973	3,973
Prepaid expenses and other assets	5,374	5,808
Total current assets	55,200	44,818
Land and mineral rights	227	227
Property, equipment and mine development - net	24,508	18,127
Inventories	903	903
Deferred tax assets	27,663	27,663
Investments (including $2,710 and nil, respectively, measured at fair value)	2,941	231
Total assets	$111,442	$91,969
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,773	$2,873
Accrued expenses	4,796	5,613
Capital lease obligations	1,484	1,469
IVA taxes payable	1,131	925
Income taxes payable	5,161	-
Dividends payable	542	538
Total current liabilities	17,887	11,418
Capital lease obligations	1,641	2,387
Reclamation and remediation liabilities	2,894	2,887
Total liabilities	22,422	16,692
Shareholders' equity:
Preferred stock - $0.001 par value, 5,000,000 shares authorized:
no shares issued and outstanding	-	-
Common stock - $0.001 par value, 100,000,000 shares authorized:
54,515,767 and 54,115,767 shares issued and outstanding, respectively	55	54
Additional paid-in capital	90,095	88,044
Retained earnings/Accumulated (deficit)	5,925	(5,766)
Treasury stock at cost, 336,398 shares	(5,884)	(5,884)
Accumulated other comprehensive (loss)	(1,171)	(1,171)
Total shareholders' equity	89,020	75,277
Total liabilities and shareholders' equity	$111,442	$91,969

GOLD RESOURCE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the six months ended June 30, 2014 and 2013
(U.S. dollars in thousands)
(Unaudited)

	2014	2013

Cash flows from operating activities:
Net income	$14,934	$6,013
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	1,895	1,188
Reclamation and remediation	-	57
Stock-based compensation	1,956	3,690
Unrealized foreign currency exchange loss (gain)	10	217
Impairment loss on gold and silver bullion	-	1,743
Unrealized gain due to changes in fair value of investments	(802)	-
Changes in operating assets and liabilities:
Accounts receivable	(3,796)	3,086
Inventories	1,104	363
Prepaid expenses and other assets	433	(2,250)
Accounts payable	1,588	1,642
Accrued expenses	(1,359)	1,682
IVA taxes payable/receivable	204	(370)
Income taxes payable/receivable	11,588	(6,081)
Net cash provided by operating activities	27,755	10,980
Cash flows from investing activities:
Capital expenditures	(7,438)	(5,113)
Purchases of gold and silver bullion	-	(806)
Proceeds from conversion of gold and silver bullion	16	1,048
Investments	(1,805)	(231)
Net cash used in investing activities	(9,227)	(5,102)
Cash flows from financing activities:
Proceeds from exercise of stock options	100	150
Dividends paid	(3,243)	(15,876)
Proceeds from capital leases	-	4,501
Repayment of capital leases	(731)	-
Net cash used in financing activities	(3,874)	(11,225)
Effect of exchange rates on cash and equivalents	-	(19)
Net increase (decrease) in cash and cash equivalents	14,654	(5,366)
Cash and equivalents at beginning of period	14,973	35,780
Cash and equivalents at end of period	$29,627	$30,414

Supplemental Cash Flow Information
Interest paid	$96	$-
Income taxes paid	$-	$9,823